Execution Copy
EXHIBIT 2
PROXY AND VOTING AGREEMENT
     This Proxy and Voting Agreement (this “Agreement”), dated September 17, 2008, is entered into by and among BRENT. D. RICHARDSON, an individual, CHRISTOPHER C. RICHARDSON, an individual, JOHN E. CROWLEY, an individual, STACI BUSE, an individual, 220 GCU, L.P., a Delaware limited partnership, 220 EDUCATION, LP, a Delaware limited partnership, 220-SIGED, LP, a Delaware limited partnership, SIGNIFICANT VENTURES, LLC, a Delaware limited liability company, SV ONE, LP, a Delaware limited partnership, CAREY FAMILY TRUST, and LAVACA SIGED, LLC, a Texas limited liability company (each, a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
     A. Each Stockholder was a member (or an affiliate of a member) of Significant Education Holding, LLC, a Delaware limited liability company (the “Holding Company”), whose sole purpose was to hold shares of common stock, par value $0.01 per share (“Common Stock”), of Grand Canyon Education, Inc., a Delaware corporation formerly known as Significant Education, Inc. (the “Company”).
     B. In connection with the liquidation of the Holding Company, each Stockholder (other than 220 GCU, L.P.) is receiving on the date hereof shares of Common Stock of the Company from the Holding Company, and each Stockholder holds the number of shares of Common Stock and Series C Preferred Stock, par value $0.01 per share, of the Company (“Series C”) as is set forth on Schedule A hereto (as such numbers may be adjusted from time to time in respect of any stock split, stock dividend, combination, recapitalization or the like).
     C. In connection with, and as a condition to, the distribution of such shares of Common Stock, the Stockholders have agreed to enter into this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
     1. Irrevocable Proxy.
          a. Effective upon the closing of the Company’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “IPO”), and continuing for a period of 5 years thereafter, each Stockholder hereby grants to Brent D. Richardson and Christopher C. Richardson, and each of them, an irrevocable proxy, and hereby constitutes and appoints Brent D. Richardson and Christopher C. Richardson, and each of them, as such Stockholder’s true and lawful proxy and attorney-in-fact, each with full power of substitution, to exercise all voting authority and authority to act by written consent for all Shares beneficially owned by such Stockholder or any of its affiliates, at the time of execution of this

Agreement or at any time in the future, on all matters on which such Shares may be voted, and all matters requiring the affirmative vote or consent of the Stockholders, which proxy is IRREVOCABLE AND COUPLED WITH AN INTEREST.
          b. For purposes of this Section 1:
               i. the term “Shares” shall mean the shares of Common Stock of such Stockholder set forth on Schedule A hereto or otherwise acquired by such Stockholder on or prior to or in connection with the IPO and the shares of Common Stock issuable upon conversion of the Series C shares listed on Schedule A hereto, and any other shares of stock issued or issuable with respect thereto (whether by way of stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation, or other corporate reorganization); and
               ii. the Shares shall be deemed to be “beneficially owned” by a Stockholder if such Stockholder or any of its affiliates has, directly or indirectly, the sole or shared right to vote such Shares or has any agreement, arrangement or understanding (whether or not in writing) for the purpose of voting such Shares.
     2. Voting Agreement. If, for any reason, the proxy provided for in Section 1 is determined to be invalid or unenforceable in any respect, then each Stockholder shall, and shall cause each of its affiliates to, attend each meeting of the stockholders of the Company for the purposes of satisfying the quorum requirements for any such meeting and shall vote its Shares for or against any matter on which the Shares may be voted, and shall vote for or consent to (or refrain from voting for or consenting to) any matter requiring the affirmative vote or consent of the Stockholders, in each case as directed by Brent D. Richardson and Christopher C. Richardson.
     3. Other Stockholder Rights. Except as otherwise provided herein, all other rights associated with a Stockholder’s ownership of the Shares, including, but not limited to, transfer rights, registration rights, rights of first refusal, and participation rights, if applicable, shall not be modified by or subject to this Agreement.
     4. Further Assurances. Each Stockholder agrees to execute and deliver to Brent D. Richardson and Christopher C. Richardson, from time to time, such other documents and instruments as may be reasonably requested by either of them to the extent necessary to permit Brent D. Richardson and Christopher C. Richardson to vote or act on behalf of such Stockholder.
     5. General.
          a. Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to the conflicts of laws rules of such State). The parties agree and consent to the jurisdiction of the state and federal courts located in Phoenix, Arizona and acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions between the parties hereto with respect to the subject matter hereof, and agree that such courts shall be the sole and exclusive forums for the resolution of any actions between the parties hereto with respect to the subject matter hereof.

          b. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto (collectively, the “Successors”); provided, however, that this Agreement shall not be binding upon any Successor who purchases Shares from a Stockholder for value in a transaction registered under the Securities Act of 1933, as amended, or effected pursuant to an exemption therefrom.
          c. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.
          d. Amendment and Waiver. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto.
          e. Remedies. The Stockholders agree and acknowledge that damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that in the event of a breach or threatened breach by any Stockholder, each of Brent D. Richardson and Christopher C. Richardson shall be entitled to apply to any court of competent jurisdiction for a temporary and/or permanent injunction restraining the breaching party from such breach or threatened breach.
          f. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or three business days after deposit in the United States mail, first-class, postage prepaid and one business day after deposit with a reputable overnight courier service, or by facsimile (with proof of transmission), upon transmission, to the address or facsimile number on file with the Company.
          g. Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.
          h. Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.
          i. Counterparts; Facsimile Copies. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures sent to the other parties by facsimile shall be binding as evidence of acceptance of the terms hereof by such signatory party.

     IN WITNESS WHEREOF, the parties hereto have executed this Proxy and Voting Agreement as of the date set forth in the first paragraph hereof.

STOCKHOLDERS:

By:	/s/ Brent D. Richardson
Name:	Brent D. Richardson

By:	/s/ Christopher C. Richardson
Name:	Christopher C. Richardson

By:	/s/ John E. Crowley
Name:	John E. Crowley

By:	/s/ Staci Buse
Name:	Staci Buse

220 GCU, L.P.

By:	220 GCU GP, LP
Its:	General Partner

By:	220 Management, LLC
Its:	General Partner

By: Name:	/s/ Charles M. Preston III Charles M. Preston III
Its:	Managing Director

220 EDUCATION, LP

By:	220 Management, LLC
Its:	General Partner

By: Name:	/s/ Charles M. Preston III Charles M. Preston III
Its:	Managing Director

220-SIGED, LP

By:	220 Education, LP
Its:	General Partner

By:	220 Management, LLC
Its:	General Partner

By:	/s/ Charles M. Preston III
Name:	Charles M. Preston III
Its:	Managing Director

SIGNIFICANT VENTURES, LLC

By:	/s/ Michael Clifford
Name:	Michael Clifford
Its:	Chairman

SV ONE, LP

By:	SV One GP, LP
Its:	General Partner

By:	SV Holdings, LLC
Its:	General Partner

By:	/s/ Charles M. Preston III
Name:	Charles M. Preston III
Its:	Managing Director

CAREY FAMILY TRUST

By:	/s/ Jack Carey
Name:	Jack Carey
Its:	Trustee

LAVACA SIGED, LLC

By:	/s/ Bryan W. Lee
Name:	Bryan W. Lee
Its:	Manager

Schedule A

	Shares Held
Stockholders	Common Stock	Series C Preferred Stock
Brent D. Richardson	1,833.22	266.95

Christopher C. Richardson	1,833.69	266.95

Staci Buse	1,833.22	266.95

John E. Crowley	209.44	33.37

220 GCU, L.P.		340.21

220 Education, LP	710.39	162.12

220-SigEd, LP	568.32	129.70

Significant Ventures, LLC	1,515.51	349.41

SV One, LP	1,326.07	302.63

Carey Family Trust	142.08	32.42

Lavaca SigEd, LLC	28.07	2.86

Totals	10,000.00	2,153.56